Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President/Chief Financial Officer

Distribute to:	Virginia State/Local News lines, NY Times, AP, Reuters, S&P, Moody’s, Dow
Jones, Investor Relations Service

July 29, 2011	Traded: NASDAQ	Symbol: UBSH

Union First Market Bankshares Corporation Declares Quarterly Cash Dividend

FOR IMMEDIATE RELEASE (Richmond, Virginia) — Union First Market Bankshares Corporation (the “Company”) (NASDAQ: UBSH) has declared a quarterly dividend of $0.07 per share. This dividend is the same as the prior quarter dividend and represents a 16.7% increase from the $0.06 quarterly dividend paid on August 31, 2010.

Net income available to common shareholders, which deducts dividends and discount accretion on preferred stock from net income, was $6.3 million compared to $8.2 million for the prior year’s second quarter.

Based on the stock’s closing price of $12.49 on July 26, 2011, the dividend yield is 2.24%. The dividend is payable on August 31, 2011 to shareholders of record as of August 19, 2011.

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ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation is the holding company for Union First Market Bank, which has 99 branches and more than 160 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

Additional information is available on the Company’s website at http://investors.bankatunion.com. The shares of the Company are traded on the NASDAQ Global Select Market under the symbol “UBSH.”